EXHIBIT 99.2

GILBALTAR FINANCIAL CORPORATION

2002 Non-Employee Director and Agent Stock Incentive Plan, as Amended and Restated

1. Definitions: As used herein, the following definitions shall apply:

(a) “Agent” shall mean a person (while the Corporation is a S corporation only if such individual is a Permitted Shareholder), who is (i) not an employee of the Corporation or any of its subsidiaries, including the Bank, and not a member of the board of directors of the Bank or the Corporation, and who is (ii) identified by the Committee as (A) providing services to the Corporation or any Subsidiary as its agent and (B) eligible to be a Participant in the Plan.

(b) “Bank” shall mean Gibraltar Bank FSB, a Subsidiary of the Corporation.

(c) “Change of Control” shall mean:

(1) The acquisition by any individual, entity or group of beneficial ownership of fifty (50) percent or more of (A) any class of the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Corporation or any of its Subsidiaries, (B) any acquisition by an individual, entity or group of record ownership (including as trustee) or beneficial ownership (including the power to vote or the power to dispose or, as beneficiary of a trust) of less than seventy-five (75) percent of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities by an individual, entity or group which was a holder of record or a beneficial owner of common stock of the Corporation as of January 1, 1999, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries or (D) any acquisition by any corporation with respect to which, immediately following such acquisition, more than fifty (50) percent of, respectively, the then outstanding shares of common stock of such corporation (or the ultimate parent company thereof) and the combined voting power of the then outstanding voting securities of such corporation (or the ultimate parent company thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(2) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty (50) percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (or the ultimate parent company thereof) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(3) Consummation of a the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which immediately following such sale or other disposition, more than fifty (50) percent of, respectively, the then outstanding shares of common stock of such corporation (or its ultimate parent company) and the combined voting power of the then outstanding voting securities of such corporation (or its ultimate parent company) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Company Voting Securities, as the case may be; or

(4) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

The term “the sale or disposition by the Corporation of all or substantially all of the assets of the Corporation” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect Subsidiary of the Corporation (including the stock of any direct or indirect Subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined). The Board of Directors, within its reasonable discretion, shall determine the fair market value of the Corporation.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or successor provisions.

(e) “Committee” shall mean a committee consisting of two or more directors appointed by the Board of Directors of the Corporation to administer the Plan or, if no such committee is appointed, the Board of Directors of the Corporation as a whole shall be the Committee.

(f) “Common Stock” shall mean the common stock, $.01 par value, of the Corporation.

(g) “Corporation” shall mean Gibraltar Financial Corporation, a Florida corporation, or any successor thereof.

(h) “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in Section 422 of the Code. The stock option agreement for a Nonqualified Option shall state that the option is intended to be a Nonqualified Option.

(i) “Participant” shall mean any person who is not an employee of the Corporation or any Subsidiary who is a member of the board of directors of the Corporation or any Subsidiary or an Agent, and who is designated by the Committee under Section 6 for participation in the Plan.

(j) “Permitted Shareholder” shall mean, at all times when the Corporation has made an election pursuant to Section 1362 of the Code and is an “S corporation,” a person permitted to be a shareholder of an S corporation under Section 1361(b)(1)(a) of the Code, or successor provision.

(k) “Plan” shall mean this Gibraltar Financial Corporation 2002 Non-Employee Director and Agent Stock Incentive Plan, as Amended and Restated and as amended from time to time.

(l) “Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement, dated as of July 1, 1998, among the Corporation and its shareholders, as modified or amended from time to time.

(m) “Subsidiary” shall mean any corporation in which the Corporation owns, directly or indirectly, stock possessing more than twenty-five percent of the combined voting power of all classes of stock.

2. Purpose of Plan: The purpose of the Plan is to (a) provide an additional method of compensation for members of the board of directors of the Corporation or any Subsidiary who are not employees of the Corporation or any Subsidiary (the “Non-Employee Directors”) and for Agents of the Corporation or any Subsidiary selected by the Committee who are not employees or directors of the Corporation or any Subsidiary, thereby facilitating attracting and retaining qualified Non-Employee Directors and key Agents and (b) to join the interests of such Non-Employee Directors and Agents with the interests of the Corporation’s shareholders.

3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, the amount of stock to be optioned to each such person, and the terms and conditions of any stock option. The Committee may also determine the particular role of, or services provided by, an Agent which form the basis of the Committee’s decision to make an award under the Plan to such Agent, and may determine, in its complete discretion, when such role or services have terminated (which time shall be considered the time at which such person’s status as Agent has terminated, even if such person continues to act as an agent for the Corporation or any Subsidiary). The Committee may delegate to the Chief Executive Officer and/or the Chief Financial Officer of the Corporation such administrative duties under the Plan as may permissibly be delegated under applicable laws and regulations, as well as the authority to determine, from those persons who are eligible to be Participants under the Plan, the persons to be granted stock options, the amount of stock to be optioned to each such person, and the terms and conditions of any stock options; provided, however, that determination of the option exercise price by the Committee as described in Section 10 below, may not be so delegated. Such delegation, if made by the Committee, may be made subject to the conditions and limitations adopted by the Committee from time to time. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee (or by unanimous written consent of the members if required by law), shall be the acts of the Committee.

4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty days after receipt of notice of institution of any such action, suit or proceeding a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

5. Maximum Number of Shares Subject to Annual Awards: Options for not more than 10,000 shares (or such greater number as may be approved by resolution of the Board of Directors of the Corporation from time to time) of Common Stock (adjusted as described below in this paragraph) may be awarded under this Plan in each calendar year (commencing with the year 2002). There is no maximum number of shares of Common Stock which may be awarded, in the aggregate, under this Plan. Shares of Common Stock shall be made available for issuance pursuant to the Plan from either authorized but unissued shares or by private purchase, at the election of the Committee from time to time.

The number of shares of Common Stock subject to each outstanding stock option, the option exercise price with respect to outstanding stock options, and the aggregate number of shares available for award each calendar year under the Plan, shall be subject to such adjustment, if any, as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option.

6. Participants: The Committee shall determine and designate from time to time, in its sole discretion, those members of the board of directors of the Corporation or any Subsidiary, and/or those Agents, in any case who are not employees of the Corporation or any Subsidiary, to whom stock options are to be granted and who thereby become Participants under the Plan.

7. Written Agreement: Each stock option granted shall be evidenced by a written agreement between the Corporation and the Participant and shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

8. Allotment of Shares: The Committee shall determine and fix the number of shares of stock with respect to which each Participant may be granted stock options.

9. Stock Options: Subject to the terms of the Plan, the Committee may grant to Participants Nonqualified Options. Each option granted under the Plan shall designate the number of shares covered thereby.

10. Stock Option Exercise Price: Subject to the provisions set forth in this Section 10, at the time any stock option is granted the Committee shall establish the price per share for which the shares covered by the option may be purchased. The option exercise price, per share, shall not be less than eighty-five (85) percent of the fair market value of a share of Common Stock on the date of the grant. For purposes of establishing the option exercise price, the fair market value of a share shall be determined by the Committee. The option exercise price shall be subject to adjustment in accordance with the provisions of Section 5 of this Plan.

11. Payment of Stock Option Exercise Price; Deposit of Share Certificates: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option exercise price in full in cash or, with the consent and in the sole discretion of the Committee, in Common Stock of the Corporation having a fair market value (as determined by the Committee) equal to the option exercise price, shall be made by the Participant for all shares so purchased. Such payment may also be made in such other manner as the Committee determines is appropriate, in its sole discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Section 5.

Stock certificates for shares of Common Stock purchased pursuant to this Plan shall be deposited with the Corporation or its designee, together with a stock power endorsed by the Participant or other registered holder of the Shares in blank, for such period as the shares are subject to a right of first refusal, a repurchase option or any other restrictions on transfer of the shares pursuant to this Plan (including the Shareholders’ Agreement) or any related agreement, as they may be amended from time to time in accordance with their terms, in order to facilitate the enforcement of such provisions by the Corporation.

12. Granting and Exercise of Stock Options: Each stock option granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant.

A Participant may exercise a stock option, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the shares with respect to which the stock option is exercised. Except as provided in Section 16, stock options may be exercised only while the Participant is (i) in the case of options awarded to a Non-Employee Director, a member of the board of directors of the Corporation or any Subsidiary and (ii) in the case of options awarded to an Agent, an Agent (as such status is determined, in its sole discretion, by the Committee).

Successive stock options may be granted to the same Participant, whether or not the stock option(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option, if then exercisable, notwithstanding that stock options previously granted to such Participant remain unexercised.

13. Non-Transferability of Stock Options: No stock option (or any interest therein) granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution (subject in any event to any restrictions on transferability applicable under this Plan, the option award agreement, the Shareholders’ Agreement or any other restrictions on transferability applicable to all shareholders), and such option shall be exercisable, during the lifetime of the Participant, only by the Participant.

14. Term of Stock Options: If not sooner terminated, each stock option granted hereunder shall expire not more than ten (10) years from the date of the granting thereof.

15. Continuation of Membership on Board of Directors or of Status as Agent: The Committee may require, in its discretion, that any Participant under the Plan to whom a stock option shall be granted shall agree in writing as a condition of the granting of such stock option to remain (i) a member of the board of directors of the Corporation or any Subsidiary or (ii) in the case of an option award to an Agent, such an agent (as such status is determined, from time to time, by the Committee), for a designated minimum period from the date of the granting of such stock option as shall be fixed by the Committee. The Committee may require, in its discretion, that any Participant under the Plan must serve as a member of the board of directors or Agent for a designated minimum period of time before the granting of a stock option under the Plan.

16. Termination of Status: If, for any reason, and except as provided in Section 19, (i) in the case of an option award to a member of the board of directors of the Corporation or any Subsidiary, a Participant ceases to be a member of such board of directors or (ii) in the case of an option awarded to an Agent, a Participant ceases to maintain such Agent status (as determined by the Committee is its sole discretion), each stock option granted to such Participant, to the extent vested, shall be exercisable until the date specified in the agreement contemplated by Section 7 of this Plan as the expiration date of the option (and if no earlier date is so specified, the date which is ten years from the date of grant of the option) (the “Expiration Date”) unless the Committee establishes, in its sole and complete discretion, at any time before or after such termination of status, an earlier expiration date with respect to such option, or any portion thereof.

17. Right of First Refusal; Other Restrictions on Exercise and Transfer: (a) In the event that a Participant desires to sell or in any way encumber, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law, except upon death) (a “Transfer”) all or any portion of the shares of Common Stock of the Corporation that the Participant acquired pursuant to this Plan (and any shares issued or issuable with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization) (the foregoing shares, collectively, the “Acquired Shares”), the Participant shall give written notice to the Corporation (hereinafter called the “Offer to Sell”) to that effect. The Offer to Sell shall disclose in reasonable detail the proposed number of shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). The Corporation (or its designee or designees) shall have the first right (but shall not be obligated) to purchase all or any of the part of the Acquired Shares so offered (on the same terms and conditions) by giving written notice of acceptance (specifying the number of shares to be purchased) to the Participant within thirty (30) days after receipt of the Offer to Sell (the “Election Period”). In the event of a proposed Transfer without consideration, the per share purchase price to the Corporation (or its designee or designees) shall be the fair market value per share of the shares in question, as shall be determined in the discretion of the Board of Directors of the Corporation from time to time. Any such purchase by the Corporation (or its designees) shall be consummated within 60 days after the expiration of the Election Period. To the extent that the Corporation (or its designees) have not elected to purchase all of the shares being offered, the Participant may, within 90 days after the expiration of the Election Period, transfer such shares to one or more third parties at a price no less than the price per share specified in the Offer to Sell and on other terms no more favorable to the transferees thereof than offered in the Offer to Sell. Any shares not transferred within such 90-day period shall be reoffered to the Corporation under this Section 17(a) prior to any subsequent Transfer. The purchase price specified in any Offer to Sell shall be payable solely in cash at the closing of the transaction or, if and to the extent provided in the Offer to Sell, in installments over time. The rights and restrictions set forth in this subsection (a) shall be applicable in all events set forth herein, and all additional rights and restrictions, as contemplated by subsections (b) and (c) below, shall be in addition to, and not in substitution of, the provisions of this subsection (a).

(b) In its sole discretion, the Committee may impose other conditions, limitations and restrictions on the exercise of stock options, and/or the Transfer of all or any portion of the Acquired Shares. Such conditions, limitations and restrictions shall be set forth in or incorporated by reference into the written agreement contemplated by Section 7 of this Plan, and may be binding upon transferees of such stock options and/or shares of Common Stock.

(c) In addition to the provisions of subsections (a) and (b), (i) exercise of any option awarded under this Plan shall be subject to the Participant’s eligibility as a Permitted Shareholder and his or her execution and delivery of a copy of the Shareholders’ Agreement, which includes rights of first refusal, repurchase and restrictions on transfer provisions, (ii) any Transfer of Acquired Shares must comply with the terms of and is subject to the restrictions, rights of first refusal, repurchase and other rights under the Shareholders’ Agreement and (iii) if, at any time, the holders of the outstanding shares of Common Stock enter into any other agreement (a “New Shareholders Agreement”) containing conditions, limitations, restrictions, covenants, representations or other terms and provisions relating to the acquisition, ownership, voting or disposition (in any manner, voluntary or involuntary) of Common Stock, or any other matter lawful for agreement among shareholders, including but not limited to prohibitions and/or limitations on disposition and rights of first refusal (whether the same as, or different from, the rights described in subsection (a) above or in the Shareholders’ Agreement), then the exercise of stock options and/or the Transfer of any Acquired Shares shall be conditioned on the compliance in all respects with the terms of the New Shareholders Agreement, including execution of the New Shareholders Agreement, and all rights and benefits of a Participant, his successors and lawful assigns shall be subject to such terms and provisions as if they were fully set forth herein as of the date of adoption of this Plan.

18. Option to Purchase: If a Participant ceases, for any reason other than a Change of Control, (i) in the case of options awarded to a member of the board of directors of the Corporation or any Subsidiary, to be a member of such board of directors or (ii) in the case of options awarded to an Agent, to maintain such Agent’s status (as determined in the sole discretion of the Committee), the Corporation shall have the option to purchase (and the Participant will be obligated to sell) all or any part of the Acquired Shares (as defined in Section 17(a) above) at a price equal to the fair market value of the stock, as shall be determined in the discretion of the Board of Directors of the Corporation from time to time. The repurchase option described in the immediately preceding sentence shall be exercisable by the Corporation (or its designee or designees) for a period not to exceed one hundred eighty (180) days following the date of termination of the Participant’s status as described in (i) or (ii), as applicable; provided, however, that, if such Participant’s termination is voluntary, or for cause, the repurchase option shall be exercisable by the Corporation (or its designee or designees) for a period not to exceed twenty-four (24) months following the date of the Participant’s termination of membership in the board of directors or as Agent, as applicable. For purposes of this Section 18, if a Participant’s termination of membership in the board of directors or as Agent was voluntary, or for cause, the Corporation (or its designee or designees) shall have the option of paying the repurchase price in equal installments over a period not to exceed five (5) years. Upon the registration of the shares of the Corporation’s Common Stock under the federal securities laws or upon a Change of Control the repurchase option described in this Section 18 shall terminate.

19. Change of Control: Upon a Change of Control of the Corporation, all outstanding options held by a Participant shall be immediately exercisable and remain exercisable by the Participant for one (1) year following the date of the Change of Control, or such longer period as is otherwise provided in accordance with the terms of this Plan (but in no event beyond the expiration date set forth in the option).

20. Investment Purpose: If the Committee in its discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock hereunder and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of Common Stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under this Plan.

21. Withholding Payments: The Corporation’s obligation to deliver shares of Common Stock upon the exercise of a stock option shall be subject to the Participant’s satisfaction of all applicable federal, state and local income tax and employment withholding obligations. Without limiting the generality of the foregoing, the Corporation and any Subsidiary each shall have the right to deduct from the payments of any kind otherwise due to Participant any federal, state and local taxes of any kind required by law to be withheld with respect to any shares of Common Stock issued upon the exercise of a stock option. The Participant may elect to satisfy such obligation(s), in whole or in part, by (i) delivering to the Corporation a check for the amount required to be withheld or (ii) if the Committee, in its sole discretion, approves, delivering to the Corporation outstanding shares of Common Stock, or having the Corporation withhold shares of Common Stock otherwise deliverable upon exercise of the option, in either case having a value equal to the amount required to be withheld, as determined by the Committee.

22. No Rights to Continued Status: Nothing contained in the Plan or in any stock option granted pursuant to the Plan, nor any action taken by the Committee or the Board of Directors hereunder, shall confer upon any Participant any right with respect to continuation as a member of the board of directors of the Corporation or any Subsidiary, or as an Agent, nor interfere in any way with the right of (a) the shareholders to elect such persons as they select, in their discretion, as directors of the Corporation or any Subsidiary, and of such shareholders or the applicable board of directors to remove directors at any time, and (b) the Corporation or any Subsidiary to terminate any person as Agent at any time with or without cause.

23. Effectiveness of Plan: The Plan shall be effective as of January 1, 2002.

24. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate on the date ten (10) years after its adoption by the Board of Directors, and no stock options may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors of the Corporation shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall, except as contemplated by Section 5, alter or impair any stock option which shall have been previously granted or awarded under the Plan, without the consent of the holder thereof.

As adopted by the Board of Directors on January 23, 2002, and amended and restated by the Board of Directors effective July 1, 2004.

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